EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated March 29, 2024, which includes an explanatory paragraph regarding Catheter Precision, Inc’s ability to continue as a going concern, relating to the consolidated financial statements of Catheter Precision, Inc. and Subsidiary (the “Company”), as of and for the year ended December 31, 2023, appearing in the Company’s Form 10-K filed on April 1, 2024.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

August 29, 2024